Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of U.S. Energy Corp., a Wyoming corporation (“U.S. Energy” or the “Company”), which common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only the Company’s common stock is registered under Section 12 of the Exchange Act.

Description of Common Stock

The following description of our common stock is a summary and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, which are incorporated by reference herein, and by applicable law (including the Wyoming Business Corporation Act). For purposes of this description, references to “U.S. Energy,” “we,” “our” and “us” refer only to the Company and not to its subsidiaries.

Authorized Capitalization

Our authorized capital stock consists of an unlimited number of shares of common stock with a $0.01 par value per share and 100,000 shares of preferred stock, $0.01 par value per share.

The terms of our preferred stock are not included herein as such preferred stock is not registered under Section 12 of the Exchange Act.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that cumulative voting in the election of directors is permitted (as discussed below).

The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

Except as otherwise required by law, the Amended and Restated Articles of Incorporation, or any certificate of designation, (i) at all meetings of stockholders for the election of directors, a plurality of votes cast are sufficient to elect such directors; (ii) any other action taken by stockholders are valid and binding upon the Company if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, at a meeting at which a quorum is present; and (iii) broker non-votes and abstentions are considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee.

In all elections for directors, every holder of the common stock has the right to vote in person, by proxy or by voting trustee under any voting trust, the number of shares of stock owned by him, her or it, for as many persons as there are directors to be elected, or to cumulate such shares and to give one candidate as many votes equal to the number of directors multiplied by the number of his, her or its shares of stock or to distribute them on the same principle among as many candidates as he, she or it desires.

Dividend Rights. Holders are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and preferred stockholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock, subject to the rights of any holders of preferred stock.

Consideration for Shares. Shares of common stock may be issued for such consideration and on such terms as determined by the Board of Directors, without stockholder approval.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed and traded on The Nasdaq Capital Market under the symbol “USEG”.

Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Anti-Takeover Effects of our Amended and Restated Articles of Incorporation and Wyoming Law

Our Amended and Restated Articles of Incorporation provide for the issuance of up to an unlimited number of shares of common stock, par value $0.01 per share. Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our board has the authority to issue an unlimited additional number of shares. The existence of unlimited authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

We may be or in the future we may become subject to Wyoming’s control share law. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Wyoming’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s Board of Directors approves the combination in advance. For purposes of Wyoming law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

Separately, our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

The following provisions of our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our Board of Directors:

●	cumulative voting in the election of directors, which gives majority shareholders a disproportionate ability to elect director candidates;

●	the right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, with our shareholders only allowed to fill such a vacancy if not filled by the board;

●	the ability of our Board of Directors to alter our bylaws without obtaining shareholder approval; and

●	the requirement that a special meeting of shareholders may be called only by (i) the President, (ii) the Board, or (iii) one or more written demands of the holders of twenty-five percent (25%) of all the votes entitled to be cast at the proposed special meeting.